Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Martin de Laureal Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400

STEWART ENTERPRISES ANNOUNCES PROPOSED OFFERING
OF UP TO $200 MILLION OF SENIOR NOTES

JEFFERSON, LOUISIANA – January 31, 2005 – Stewart Enterprises, Inc. (Nasdaq NMS:STEI) (the “Company”) announced today that it plans to offer up to $200 million of senior notes in an offering that will be exempt from the registration requirements of the Securities Act of 1933.

The Company intends to use the net proceeds from the offering, along with approximately $130.0 million in additional term loan debt that the Company intends to borrow under its senior secured credit facility and a portion of its available cash, to purchase all $300 million of its outstanding 10¾% senior subordinated notes due 2008 pursuant to the Company’s previously announced tender offer and consent solicitation and to pay related tender premiums, fees and expenses. The senior notes will rank equally with the Company’s unsecured unsubordinated indebtedness and will be guaranteed by substantially all of its domestic subsidiaries on an unsecured unsubordinated basis.

The notes to be offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or an exemption therefrom.